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                                                                    Exhibit 10.1


January 28, 1998



Mr. Bruce Bond
90 Narrows Road
Bedford Hills, NY 10507



Dear Bruce:


On behalf of the Board of Directors of PictureTel Corporation (the "Company"),
I am very pleased to offer you an opportunity to immediately join our Company as the President and Chief Executive Officer. After a transition period covering the time between the date you commence your duties as President and Chief Executive Officer to the date of the Annual Meeting of the Company's shareholders, the Board of Directors will vote to have you assume the additional responsibilities as Chairman of the Board of Directors.

The cash compensation in the offered position will contain two elements: an annual base salary and an annual bonus opportunity under PictureTel's Management Incentive Plan. The base salary for the position will be paid at the bi-weekly rate of $19,230.77 (this the equivalent of $500,000. annually based on 26 pay periods in the year). The offered base salary will be the minimum paid while employed with the Company. As President and Chief Executive Officer, a full performance and compensation review is done by the Compensation Committee of the Board during the quarter immediately following the close of the fiscal year.

The payment of a bonus under the Management Incentive Plan is predicated on the Company's achievement of the annual revenue and profitability objectives established at the start of the fiscal year and your performance in meeting your Individual Goals for the year. The bonus opportunity will be 0% - 100% of base salary for full performance in meeting the objectives for the year. The bonus, if any, is determined and paid in the first quarter following the close of the fiscal year.

The Company will enter into a separate agreement ("Promissory Note") to grant you a personal loan in an amount of $750,000 to retire your loan obligations with your current employer ("Principal"). Such loan shall have a four (4) year term and shall be granted at an interest rate equal to the Prime Rate as quoted in the Wall Street Journal on the date the Promissory Note is executed. The Promissory Note shall provide for the forgiveness of the Principal in equal parts over the term of the loan on each anniversary date of the Promissory Note provided you are employed on such date. Such forgiveness shall be grossed-up to cover the taxes arising from the forgiveness but the taxes arising from the imputed interest will be your responsibility.



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In addition, we will recommend to the Compensation Committee of the Board of
Directors that you be granted an option to purchase 1,500,000 shares of the Common Stock of the Company ("Option"). The Option will vest over a four year period, with the first twenty-five (25) percent of the aggregate number of shares vesting one (1) year following the date the option grant is approved and six and one quarter (6.25) percent of the aggregate number of shares vesting each quarter thereafter. The purchase price of the Option will be determined by the Compensation Committee on the day your option grant is approved and will be no less than the closing price as quoted on the National Market System of NASDAQ on that date. Vesting shall be conditional on your continued full-time employment with the company. All other conditions applicable to the Option shall be set forth in a Stock Option Agreement representing the Option and such Stock Option Agreement shall be delivered immediately following the day the Option is approved.

The Company will provide you with full relocation assistance from Bedford Hills, New York to the Andover, Massachusetts area. Such assistance will include the utilization of a third party directed purchase bid on your current residence. The Company will reimburse you for reasonable and actual duplicate expenses incurred in maintaining dual residences until the third party transaction is concluded . It will also include, but not be limited to, such things as the packing and shipment of your household goods, the real estate commissions on your current property, the closing costs associated with the purchase of a new residence, and one month's base salary to cover miscellaneous expenses incurred during your relocation. As appropriate, taxable expenses will be grossed - up. In the event that you voluntarily terminate your employment within eighteen (18) months of hire, the relocation expenses paid up to the termination date shall be subject to repayment to the Company pro-rata for your service with the company.

In the event that you are involuntarily terminated by the Company for any reason other than for Cause, you would be entitled to receive a continuation of your then current base salary for a period of twenty-four (24) months. For purposes of this letter, Cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel.

Further, the Company will enter into a separate Change in Control Agreement ("CIC Agreement") which will provide you with certain benefits in the event of a termination due to a change in control. The CIC Agreement will include certain triggering events and provide, but not be limited to, severance equal to the sum of (i) your then current base salary, plus (ii) the highest bonus paid in the three years preceding the triggering events, paid over a thirty-six (36) month period. The full acceleration of all unvested stock options in the event of a change in control is specifically covered in PictureTel's Equity Incentive Plan and will not be included in the CIC Agreement. The CIC Agreement will be executed concurrently with your acceptance of our employment offer.

As an employee of the Company you will be entitled to participate in our medical insurance benefit programs. We offer two options: (1) a competitive medical and dental plan through Allmerica Health Insurance, or (2) membership in the Harvard
- Pilgrim Community Health Plan, a Health Maintenance Organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with daycare and non-reimbursed medical expenses is available at your election, also through payroll deductions.

In addition, the Company provides long-term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to two (2) times your annual salary). The premiums for the disability and life insurance are paid one hundred (100) percent by the Company. Finally, we offer a 401(k) Retirement Plan and a Tuition Reimbursement Program. You will be entitled to paid holiday and sick days in accordance with Company Policy. As a senior executive of the Company, you shall be eligible for vacation consistent with business and personal needs.


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This offer is contingent on your providing proof of eligibility for employment.
On your first day of employment, please bring with you either: (a) a valid U.S. Passport, or (b) a birth certificate and a driver's license, or (c) an original Social Security card and a driver's license.

Please indicate your acceptance of this offer and your anticipated start date by completing and signing the enclosed copy of this letter, the PictureTel Application for Employment, and the Proprietary Information Agreement. The Company's Indemnification Agreement will be executed upon your arrival at PictureTel. Please return all signed documents to Larry Bornstein as soon as practical.

If you have any questions regarding this offer, please do not hesitate to call Larry or me. We look forward to your joining and being an important member of our team.



Sincerely,


Norman Gaut
Chairman of the Board


ACCEPTED: _____________________________   Date: ________________
SS#: ________________   Anticipated Start Date: ________________